UNDERWRITER WARRANT CLARIFICATION AGREEMENT

This Underwriter Warrant Clarification Agreement (this “Agreement”), dated as of ______ ____, 2008, to the Underwriter Warrants issued as of August 14, 2007 (the “Underwriter Warrants”) is made and entered into by and between NeoStem, Inc., a Delaware corporation with offices at 420 Lexington Avenue, New York, New York 10170 (“Company”) and the holders of Underwriter Warrant numbers UW-1, UW-2, UW-3, UW-4, and UW-5, being all of the holders of the Underwriter Warrants issued in connection with the Company’s August 2007 public offering (each, a “Holder”), with each Holder acting with respect to the Underwriter Warrant issued to it.

WHEREAS, the Underwriter Warrants do not contain any provisions granting registered holders of Underwriter Warrants the right to receive any cash or other consideration or otherwise “net cash settle” the Underwriter Warrants in the event securities cannot be issued upon exercise of the Underwriter Warrants because a registration statement is not effective.

WHEREAS, as a result of certain questions that have arisen regarding the accounting treatment applicable to the Underwriter Warrants, the parties hereto deem it necessary and desirable to amend the Underwriter Warrants to clarify and confirm that the registered holders do not have the right to receive a net cash settlement in the event the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the Underwriter Warrants at the time such Underwriter Warrants are exercisable.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Underwriter Warrants as set forth herein (each Holder acting with respect to the Underwriter Warrant issued to it).

1.  Underwriter Warrants: Each Underwriter Warrant is hereby amended by adding the following sentence as the penultimate sentence of Section 2.3.3:

‘‘Furthermore, if the Company is unable to deliver any securities pursuant to the exercise of an Underwriter Warrant as a result of the foregoing situation, the Company will have no obligation to pay such registered holder any cash or other consideration or otherwise ‘‘net cash-settle’’ the Underwriter Warrant.’’

420 Lexington Avenue, Suite 450, New York, NY 10170 212.584.4180 main 646.514.7787 fax

2.  Miscellaneous.

(a)  Governing Law. The validity, interpretation, and performance of this Agreement and of the Underwriter Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.3 of the Underwriter Warrants. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

(b)  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

(c)  Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Agreement, provisions of the Underwriter Warrants which are not inconsistent with this Agreement shall remain in full force and effect. This Agreement may be executed in counterparts.

(d) Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Underwriter Warrant Clarification Agreement as of the date first written above.

NEOSTEM, INC.

By:
Robin L. Smith, Chief Executive Officer

Holder of UW-1:
By:

Holder of UW-2:	By:

Holder of UW-3	By:

Holder of UW-4:
By:

Holder of UW-5:
By: